EXHIBIT 99.1

ValiCert Reports First Quarter Results

MOUNTAIN VIEW, Calif., April 29/PRNewswire-FirstCall/—ValiCert, Inc. (Nasdaq: VLCT—news), a leading provider of software products that securely connect companies with their business partners over the Internet, today announced financial results for the first quarter ended March 31, 2002. Total revenues for the quarter were $3.3 million, which is consistent with the Company’s revised projections announced on April 9, 2002. This compares to $5.1 million reported in the first quarter ended March 31, 2001. Revenues for the quarter were significantly impacted by delayed IT spending, particularly with international customers, as well as a slowdown in license revenue from new service provider customers who remained cautionary about making the up-front investment needed to enter the business.

The pro forma loss for the quarter ended March 31, 2002, excluding restructuring charges and the amortization of intangibles and stock compensation, was $5.4 million, or $0.21 per pro forma share, which is in line with the preliminary projections. This compares with a pro forma loss of $7.8 million or $0.33 per share in the first quarter of last year. During the first quarter of 2002, the Company recorded a restructuring charge of $4.7 million for the consolidation of facilities, and the exit from its application service provider business. The net loss for the quarter, including the restructuring charge, and the amortization of intangibles and stock compensation, was $10.7 million or $0.43 per share, as compared to a net loss of $9.2 million or $0.42 per share in the first quarter of last year. The Company ended the first quarter with a strong cash position of $16.9 million.

“While we were disappointed by our shortfall in revenues during the quarter, we are pleased that we did see an increase in orders for our secure transport product line domestically, which we view as a positive indicator for the remainder of the year,” said Yosi Amram, president and chief executive officer of ValiCert, Inc. “During the quarter we implemented several restructuring initiatives to streamline our product offerings to focus on those giving us the best return on our investment, and that have the strongest demand from customers. We also took steps during the quarter to reduce costs and lower our break even point, as we remain committed to meeting our objective of operating profitability, now estimated to be in the first quarter of 2003.”

Mr. Amram concluded, “Overall, we remain positive about ValiCert’s future opportunities. With a strong balance sheet, consistent quarterly revenue contribution from our installed client base, and new customer wins which represent the foundation for future orders, we remain optimistic that we will return to revenue growth and achieve our stated goal of profitability.”

For the second quarter ending June 30, 2002, the Company is projecting revenues in the range of $3.0 million to $3.5 million and pro forma losses in the range of $3.0 million to $3.5 million, or $0.12 to $0.14 per pro forma share. For the year ending December 31, 2002, revenue is now projected to be in the range of $15.0 million to $16.0 million. Cumulative pro forma losses for the remainder of 2002 and prior to expected operating profitability in the first quarter of 2003, excluding the amortization of intangibles and deferred stock compensation, are expected to be in the range of $6.0 million to $7.0 million.

Quarterly Highlights:

New Products/Solutions

ValiCert Desktop Validator(TM)—February 20, ValiCert, Inc. announced the ValiCert Desktop Validator, a plug-in module designed to provide validation capabilities to Microsoft-based applications.

New Customers/Partnerships

During the quarter ValiCert signed up 13 new clients including US Bank, WebMD, Royal Bank of Scotland and BBS, the central clearing network bank in Norway, just to name a few.

Data Junction—January 15, ValiCert and Data Junction Corporation, developers of the world’s most widely deployed data integration solutions, announced that ValiCert has become a QuickStart Premier partner. Data Junction products will extend the application integration capabilities of ValiCert’s SecureTransport product for customers in the financial services and healthcare industries.

Aon Consulting—February 6, ValiCert announced that Aon Consulting, a global leader in human resources consulting, selected ValiCert SecureTransport as its primary file transport mechanism for secure, reliable document delivery with its clients and vendors nationwide over the Internet. Aon Consulting chose ValiCert SecureTransport because it supports the needs of enterprise customers in a way that surpasses other products in the marketplace.

Korea Information Certificate Authority (KICA)—March 21, ValiCert announced a new partnership that will provide ValiCert’s industry leading trusted root to KICA for developing and marketing online trust and certificate services to the Korean market.

Corporate Conference Call

ValiCert management will host a conference call on today, Monday, April 29th at approximately 5:00 pm EDT (2:00 p.m. PDT) to review first quarter financial results. The call can be accessed by dialing (800) 680-1386 and giving the conference name, “ValiCert.” Yosi Amram, president and chief executive officer, and Tim Conley, chief financial officer, will be on-line to discuss the fourth quarter results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.valicert.com in the Investor section of the site. A replay of the conference call will also be available commencing two hours after the call and for the following two business days by dialing (800) 633-8284 and entering the following reservation number: 20554799. Also, a replay of the conference call will be available over the Internet at http://www.valicert.com in the Investor section of the site.

About ValiCert

ValiCert offers software solutions that enable enterprises to securely connect with their business partners and customers via the Internet for document delivery, collaboration and business process integration. ValiCert’s customers enjoy significant cost savings and efficiencies by migrating from private networks and paper-based processes to the Internet.

ValiCert has technology and marketing alliances with a range of security, e-Commerce, systems integrators and application specific companies. With its products and services available through a worldwide direct sales force, resellers and global affiliate network, ValiCert is headquartered in Mountain View, California and has operations throughout the Americas, Europe and Asia. More information about ValiCert is available on the World Wide Web at www.valicert.com.

Note to editors: ValiCert is spelled with a capital “V” and “C.”

ValiCert is a trademark of ValiCert, Inc. All other product and brand names are trademarks or registered trademarks of their respective owners.

Except for historical information, this press release includes forward-looking statements relating to future operating losses, targets for profitability and becoming cash flow positive. These forward-looking statements involve risks and uncertainties, including, but not limited to, the Company’s fundamental position, continued success of certain strategies, significance of specific relationships to the Company’s future success, as well as risks as detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management expectations. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002 as well as the registration statement on Form S-1, filed with the SEC in July 2001. ValiCert assumes no obligation to update the forward-looking statements in this press release whether as a result of new information, future events or otherwise.

ValiCert, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenues:
Software licenses	$1,140	$3,375
Subscription fees and other services	2,193	1,694

Total revenues	3,333	5,069

Cost of revenues:
Software licenses	253	265
Subscription fees and other services	1,275	2,288

Total cost of revenues	1,528	2,553

Gross profit	1,805	2,516

Operating expenses:
Research and development	2,338	3,563
Sales and marketing	3,415	5,637
General and administrative	1,256	1,296

Total operating expenses	7,009	10,496

Operating loss	(5,204)	(7,980)
Interest and other income (expense), net	(174)	142

Loss prior to amortization of intangibles and stock compensation and other non-cash charges	(5,378)	(7,838)
Amortization of intangibles and stock compensation and other non-cash charges	582	1,357
Non-recurring restructuring and impairment charges	4,736	—

Net loss	$(10,696)	$(9,195)

Pro forma diluted net loss per share	$(0.21)	$(0.33)

Shares used in pro forma diluted net loss per share	25,522	23,585

Note:
The pro forma fully diluted net loss per share is calculated based on the loss prior to amortization of intangibles, stock compensation and non-recurring restructuring and impairment charges. In addition, pro forma share information assumes conversion of preferred stock into common stock at the beginning of the periods presented and the exercise of stock options and warrants under the treasury stock method.

ValiCert, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenues:
Software licenses	$1,140	$3,375
Subscription fees and other services	2,193	1,694

Total revenues	3,333	5,069

Cost of revenues:
Software licenses	253	265
Subscription fees and other services	1,275	2,288

Total cost of revenues	1,528	2,553

Gross profit	1,805	2,516

Operating expenses:
Research and development	2,338	3,563
Sales and marketing	3,415	5,637
General and administrative	1,256	1,296
Amortization of goodwill and intangible assets	153	786
Amortization of stock compensation	429	571
Non-recurring restructuring and impairment charges	4,736	—

Total operating expenses	12,327	11,853

Operating loss	(10,522)	(9,337)
Interest and other income (expense), net	(174)	142

Net loss	(10,696)	(9,195)
Other comprehensive loss:
Unrealized loss on short-term investments	(53)	—

Comprehensive loss	$(10,749)	$(9,195)

Basic and diluted net loss per share	$(0.43)	$(0.42)

Shares used in computation of basic and diluted net loss per share	25,098	21,770

ValiCert, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2002	2001
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$16,949	$23,717
Accounts receivable, net	3,604	3,441
Prepaid expenses and other current assets	1,087	1,214

Total current assets	21,640	28,372
Property and equipment, net	2,599	4,508
Goodwill and other intangible assets, net	7,954	8,107
Other assets	818	945

Total assets	$33,011	$41,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,231	$6,623
Deferred revenue	3,731	3,782
Short term notes and current portion of long-term obligations	1,608	1,546

Total current liabilities	13,570	11,951
Long term liabilities	1,142	1,547

Total liabilities	14,712	13,498

Stockholders’ equity
Common stock and additional paid-in capital	108,032	108,193
Deferred stock compensation	(2,970)	(3,732)
Notes receivable from stockholders	(1,512)	(1,523)
Accumulated other comprehensive income	21	73
Accumulated deficit	(85,272)	(74,577)

Total stockholders’ equity	18,299	28,434

Total liabilities and stockholders’ equity	$33,011	$41,932